EXHIBIT 5.1

                   KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP
                            MIAMI CENTER - 20TH FLOOR
                            201 S. BISCAYNE BOULEVARD
                            MIAMI, FLORIDA 33131-2399
                                 (305) 539-3300


                                February 4, 2005

NuWave Technologies, Inc.
1416 Morris Avenue, Suite 207
Union, New Jersey 07083

Re:    NuWave Technologies, Inc. (The "Corporation")
       Registration Statement on Form SB-2 (The "Registration Statement")

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 130,690,033 shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"). The Registration Statement includes for registration 120,122,191 shares of common stock to be issued under a Standby Equity Distribution Agreement (the "Equity Shares"), 10,431,731 shares to be issued upon the conversion of convertible debentures (the "Debenture Shares"), and 136,111 shares of common stock previously issued for services (the "Service Shares"). The Equity Shares, the Debenture Shares and the Service Shares shall be referred to collectively as the "Shares".

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

      Based upon and subject to the foregoing, it is our opinion that the Equity Shares and the Debenture Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Service Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related
Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.


Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
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Kirkpatrick & Lockhart Nicholson Graham LLP